Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63880) of Monro Muffler Brake, Inc. of our report dated September 29, 2008 relating to the financial statements of Monro Muffler Brake, Inc. Profit Sharing Plan, which appears in the Form 11-K.
/s/ Freed Maxick & Battaglia, CPAs, PC
Buffalo, New York
September 29, 2008